Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Fourth Quarter and Full Year 2016 Financial Results

ARLINGTON, VA, February 7, 2017 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported a net loss of $41.4 million, or $1.79 per diluted share, and non-GAAP core operating income of $14.9 million, or $0.64 per diluted share, for the quarter ended December 31, 2016. A reconciliation of non-GAAP core operating income to GAAP net income (loss) before income taxes appears at the end of this press release.

Fourth Quarter 2016 Financial Highlights

•	$1.79 per diluted share of GAAP net loss
•	$0.64 per diluted share of non-GAAP core operating income
•	$16.21 per share of book value
•	$13.11 per share of tangible book value
•	$0.625 per share dividend

Full Year 2016 Financial Highlights

•	$1.79 per diluted share of GAAP net loss
•	$2.75 per diluted share of non-GAAP core operating income
•	$2.50 per share dividend

“The results of the U.S. Presidential election and the new administration’s anticipated fiscal policies raised expectations for faster economic growth and higher inflation.  This led to a repricing of financial assets with increased demand for equity assets and a sell-off in U.S. Treasuries, driving the 10-year U.S. Treasury rate up 100 basis points during the quarter,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer. “The rapid rise in rates and volatility led to agency MBS spread widening during the quarter, which resulted in an underperformance of the Company’s agency MBS portfolio relative to its interest rate hedges leading to a decline in tangible book value as of year-end.  Going forward, wider agency MBS spreads and lower expected prepayment speeds associated with higher rates should lead to more attractive investment opportunities benefiting future investment returns.  Overall, the Company has continued to generate a resilient stream of consistent spread income to support dividends in a tax advantaged manner to its shareholders.”

Other Fourth Quarter Highlights

As of December 31, 2016, the Company’s agency MBS investment portfolio totaled $4,631 million in fair value, consisting of $3,911 million of specified agency mortgage-backed securities (“MBS”) and $720 million of net long to-be-announced (“TBA”) agency MBS.  As of December 31, 2016, the Company’s $4,631 million agency MBS investment portfolio was comprised primarily of the following:

•	$720 million of 3.0% coupon 30-year agency TBA agency MBS
•	$2,142 million of 3.5% coupon 30-year specified agency MBS
•	$1,768 million of 4.0% coupon 30-year specified agency MBS

As of December 31, 2016, the Company’s net long TBA agency MBS investment portfolio had a purchase price of $719 million and market value of $720 million, resulting in a net GAAP carrying fair value of $1 million.  Under GAAP, the gross fair value of the agency MBS underlying the Company’s TBA commitments is not recognized on the balance sheet as the Company accounts for its TBA commitments as derivative instruments.

As of December 31, 2016, the Company’s $3,911 million specified agency MBS portfolio had a weighted average amortized cost basis of $105.55 and a weighted average market price of $104.14.  The Company’s fixed-rate agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency MBS, were almost one-half a percentage point as of December 31, 2016, compared to a weighted average pay-up premium of approximately one percentage point as of September 30, 2016.

As of December 31, 2016, the Company had $3,649 million of repurchase agreements outstanding with a weighted average rate of 96 basis points and remaining weighted average maturity of 19 days secured by an aggregate of $3,851 million of agency MBS at fair value.

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio including interest rate swap agreements and put and call options on 10-year U.S. Treasury note futures.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives quarterly variable interest payments based upon the prevailing three-month London Interbank Offered Rate (“LIBOR”) on the date of reset. As of December 31, 2016, the Company had $1,375 million in notional amount of interest rate swap agreements maturing in less than 3 years with a weighted average pay fixed rate of 1.10% and a remaining weighted average maturity of 1.7 years, $350 million in notional amount of interest rate swap agreements maturing between 3 to 7 years with a weighted average pay fixed rate of 1.84% and weighted average maturity of 3.7 years, and $1,600 million in notional amount of interest rate swap agreements maturing between 7 to 10 years with a weighted average pay fixed rate of 1.93% and a remaining weighted average maturity of 9.2 years.  In addition, the Company had $375 million in notional amount of forward starting two-year interest rate swap agreements that become effective in September and October of 2017 with a weighted average pay fixed rate of 1.13%.

In addition to interest rate swap agreements, the Company also had a series of contracts whereby the Company either purchased or sold put and call options on 10-year U.S. Treasury note futures to mitigate the interest rate sensitivity of the value of its agency MBS portfolio.  As of December 31, 2016, the Company purchased contracts that provide the Company with the option to put 10-year U.S. Treasury note futures to a counterparty with an equivalent notional amount of $1,650 million that were struck at a weighted average strike price per contract that equates to a 10-year U.S. Treasury rate of approximately 2.77%, and sold contracts that provide a counterparty the option to call 10-year U.S. Treasury note futures from the Company with an equivalent notional amount of $1,000 million that were struck at a weighted average strike price per contract that equates to a 10-year U.S. Treasury rate of approximately 2.24%.  In order to limit its exposure on the sold call options from a significant fall in long-term interest rates, the Company also purchased contracts that provide the Company with the option to call 10-year U.S. Treasury note futures from a counterparty with an equivalent notional amount of $1,000 million as of December 31, 2016 that were struck at a weighted average strike price per contract that equates to a 10-year U.S. Treasury rate of approximately 2.12%.

Interest income less interest expense on short-term financing on the Company’s agency MBS portfolio for the fourth quarter of 2016 and 2015 was $16.8 million and $24.4 million, respectively.  For the quarters ended December 31, 2016 and 2015, the amortization of the Company’s net premium on its agency MBS was $9.4 million and $7.1 million, respectively, and its weighted average yield on its agency MBS was 2.55% and 2.97%, respectively. The actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 12.90% and 7.82% for the fourth quarters of 2016 and 2015, respectively.

For the quarters ended December 31, 2016 and 2015, the Company reported TBA dollar roll income of $6.4 million and $2.4 million, respectively.  TBA dollar roll income is considered the economic equivalent of investing in agency MBS financed with a repurchase agreement and is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security.   Under GAAP, the Company accounts for its TBA commitments as derivative instruments and recognizes income from TBA dollar rolls as a component of net investment gains and losses in the Company’s financial statements.

During the fourth quarter of 2016, the Company recorded net investment losses on its agency MBS investment portfolio, inclusive of TBA derivative positions, of $162.0 million and net investment gains on its related interest rate derivative hedging instruments of $128.4 million for a net investment loss on its hedged agency portfolio of $33.6 million.  Excluding TBA dollar roll income and interest rate swap net interest expense included in non-GAAP core operating income, the Company had net investment losses on its agency MBS investment portfolio of $168.4 million and net investment gains on its related interest rate derivative hedging instruments of $132.7 million for a net investment loss on its hedged agency portfolio of $35.7 million, or $1.54 per share.

As of December 31, 2016, the Company’s private-label MBS portfolio consisted of $1.3 million at fair value.  Interest income less interest expense on short-term financing on the Company’s private-label MBS portfolio for the fourth quarter of 2016 and 2015 was $0.5 million and $2.7 million, respectively, including non-cash accretion of $0.2 million and $1.6 million, respectively.  During the fourth quarter of 2016, the Company sold private-label MBS for sale proceeds of $18.9 million.

Corporate Tax Structure

The Company is subject to taxation as a corporation under Subchapter C of the Internal Revenue Code of 1986, as amended.  As of December 31, 2016, the Company’s estimated net operating loss carry-forward was $95.7 million that begins to expire in 2027 and its estimated net capital loss carry-forward was $310.9 million that begins to expire in 2019.  The Company’s estimated net operating and net capital loss carry-forwards as of December 31, 2016 are subject to potential adjustments up to the time of filing the Company’s income tax returns.  For GAAP accounting purposes, as of December 31, 2016 the Company had a deferred tax asset of $73.4 million, or $3.10 per share, which reflects a substantial valuation allowance against its net capital loss carry-forwards.  During the fourth quarter of 2016, the Company recorded an increase in the valuation allowance of $32.0 million, or $1.38 per diluted share, due primarily to unrealized losses on the Company’s agency MBS portfolio.

Distributions to Shareholders

The Company has announced the tax characteristics of the distributions paid on its common stock in calendar year 2016. The Company has determined that all of its cash distributions paid to shareholders in calendar year 2016 were returns of capital.  Shareholders should receive a Form 1099-DIV containing this information from their brokers, transfer agents or other institutions.

The Company’s Board of Directors approved a distribution to common shareholders of $0.625 per share for the fourth quarter of 2016.  The distribution was paid on January 31, 2017 to shareholders of record as of December 30, 2016.

The tax characterization of the Company’s distributions to shareholders is determined annually and reported to shareholders on Form 1099-DIV after the end of the calendar year.  As a C-corporation, distributions to shareholders of current or accumulated earnings and profits are qualified dividends eligible for the 23.8% maximum federal income tax rate whereas similar distributions to shareholders by a REIT of current or accumulated earnings and profits are nonqualified dividends subject to the higher 43.4% maximum federal tax rate, inclusive of the 3.8% Medicare tax rate, on ordinary income.  Any distributions in excess of current or accumulated earnings and profits would be reported as returns of capital instead of qualified dividends.  Distributions that are classified as returns of capital are nontaxable to the extent they do not exceed a shareholder's adjusted tax basis in the Company’s stock, or as a capital gain to the extent that the amount of the distribution exceeds a shareholder's adjusted tax basis in the Company’s stock. The tax rates referenced above are with respect to fiscal year 2016.

Conference Call

The Company will hold a conference call for investors at 9:00 A.M. Eastern Time on Wednesday, February 8, 2017 to discuss the Company’s fourth quarter and full year 2016 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in prepayment rates, changes in the Company’s returns, changes in the use of the Company’s tax benefits, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carry-forwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Cash and cash equivalents	$54,794	$36,987
Interest receivable	11,646	11,936
Mortgage-backed securities, at fair value
Agency	3,911,375	3,865,316
Private-label	1,266	130,553
Derivative assets, at fair value	74,889	12,991
Deferred tax assets, net	73,432	97,530
Deposits	11,149	29,429
Other assets	3,003	18,197
Total assets	$4,141,554	$4,202,939
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$3,649,102	$2,834,780
Federal Home Loan Bank advances	—	786,900
Interest payable	3,434	2,436
Accrued compensation and benefits	5,406	5,170
Dividend payable	15,739	14,504
Derivative liabilities, at fair value	9,554	553
Other liabilities	1,247	1,132
Long-term debt	73,656	73,433
Total liabilities	3,758,138	3,718,908
Equity:
Common stock	236	230
Additional paid-in capital	1,910,284	1,898,085
Accumulated other comprehensive income, net of taxes	-	12,371
Accumulated deficit	(1,527,104)	(1,426,655)
Total equity	383,416	484,031
Total liabilities and equity	$4,141,554	$4,202,939
Book value per share	$16.21	$21.05
Tangible book value per share (1)	$13.11	$16.81
Shares outstanding (in thousands) (2)	23,651	22,994

(1) Tangible book value represents total stockholders' equity less net deferred tax assets.

(2) Represents shares of Class A common stock and Class B common stock outstanding plus vested restricted stock units convertible into Class A common stock less unvested restricted Class A common stock.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Fiscal Year 2016
	Total Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income
Agency mortgage-backed securities	$97,053	$24,073	$23,917	$23,408	$25,655
Private-label mortgage-backed securities	7,910	473	1,655	2,808	2,974
Other	373	31	82	135	125
Total interest income	105,336	24,577	25,654	26,351	28,754
Interest expense
Short-term debt	24,433	7,231	6,193	5,509	5,500
Long-term debt	4,789	1,205	1,197	1,194	1,193
Total interest expense	29,222	8,436	7,390	6,703	6,693
Net interest income	76,114	16,141	18,264	19,648	22,061
Investment (loss) gain, net
Realized gain (loss) on sale of available-for-sale investments, net	4,777	2,931	2,439	(593)	-
Other-than-temporary impairment charges	(1,737)	-	-	(1,638)	(99)
(Loss) gain on trading investments, net	(41,249)	(122,332)	2,468	27,665	50,950
(Loss) gain from derivative instruments, net	(31,660)	88,285	15,196	(34,381)	(100,760)
Other, net	551	(87)	619	-	19
Total investment (loss) gain, net	(69,318)	(31,203)	20,722	(8,947)	(49,890)
General and administrative expenses
Compensation and benefits	11,526	2,776	3,430	2,756	2,564
Other general and administrative expenses	9,230	1,343	1,200	4,916	1,771
Total general and administrative expenses	20,756	4,119	4,630	7,672	4,335
(Loss) income before income taxes	(13,960)	(19,181)	34,356	3,029	(32,164)
Income tax provision (benefit)	27,387	22,255	15,543	(9,865)	(546)
Net (loss) income	$(41,347)	$(41,436)	$18,813	$12,894	$(31,618)
Basic (loss) earnings per share	$(1.79)	$(1.79)	$0.82	$0.56	$(1.38)
Diluted (loss) earnings per share	$(1.79)	$(1.79)	$0.81	$0.56	$(1.38)
Weighted average shares outstanding (in thousands)
Basic	23,051	23,167	23,038	23,003	22,994
Diluted	23,051	23,167	23,349	23,070	22,994
Other comprehensive income (loss), net of taxes
Unrealized losses on available-for-sale securities	(6,197)	$-	$(221)	$(1,006)	$(4,970)
Reclassification in investment gain (loss), net, related to sales and other-than-temporary impairment charges on available-for-sale securities	(6,174)	(4,685)	(2,324)	775	60
Comprehensive (loss) income	$(53,718)	$(46,121)	$16,268	$12,663	$(36,528)

The following tables present information on the Company’s investment and hedge portfolio as of December 31, 2016 (unaudited, dollars in thousands):

Agency MBS:

Fair Value
Specified agency MBS	$3,909,452
Inverse interest-only agency MBS	1,923
Total agency MBS	3,911,375
Net long agency TBA position	720,027
Total	$4,631,402

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Remaining Life
30-year fixed rate:
3.5%	$2,082,197	$107,193	$2,189,390	$(47,680)	$2,141,710	$102.86	3.50%	8.2
4.0%	1,671,822	101,201	1,773,023	(5,304)	1,767,719	105.74	4.00%	6.9
5.5%	21	—	21	2	23	112.19	5.50%	5.7
Total/weighted-average	$3,754,040	$208,394	$3,962,434	$(52,982)	$3,909,452	104.14	3.72%	7.6

Net Long Agency TBA Dollar Roll Positions:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
30-year 3.0% coupon purchase commitments	$725,000	$718,887	$720,027	$1,140
30-year 3.5% coupon purchase commitments	25,000	25,586	25,613	27
30-year 3.5% coupon sale commitments	(25,000)	(25,602)	(25,613)	(11)
Total dollar roll positions, net	$725,000	$718,871	$720,027	$1,156

Interest Rate Swaps Currently Effective:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Remaining Life (Years)	Fair Value
Years to maturity:
Less than 3 years	$1,375,000	1.10%	0.97%	1.7	$6,470
3 to less than 7 years	350,000	1.84%	1.00%	3.7	(769)
7 to 10 years	1,600,000	1.93%	0.96%	9.2	50,511
Total / weighted-average	$3,325,000	1.58%	0.97%	5.5	$56,212

Forward-Starting Interest Rate Swaps:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Term After Effective Date (Years)	Fair Value
Effective in September / October 2017	$375,000	1.13%	2.0	$5,154

Options on 10-year U.S. Treasury Note Futures:

	Notional Amount Long/(Short)	Weighted-average Strike Price	Implied Strike Rate (1)	Net Fair Value
Purchased put options:
January 2017 expiration	$950,000	120.8	2.87%	$539
February 2017 expiration	700,000	122.6	2.64%	3,281
Total / weighted average for purchased put options	$1,650,000	121.6	2.77%	$3,820
Sold call options:
January 2017 expiration	$(100,000)	126.0	2.25%	$(141)
February 2017 expiration	(900,000)	126.0	2.24%	(3,765)
Total / weighted average for sold call options	$(1,000,000)	126.0	2.24%	$(3,906)
Purchased call options:
January 2017 expiration	$1,000,000	127.1	2.12%	$469
				$383
(1)	The implied strike rate is estimated based upon the weighted average strike price per option contract and the price of an equivalent U.S. Treasury note futures contract.

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income”.  The Company defines core operating income as “economic net interest income” less “core general and administrative expenses.”

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest bearing financial instruments as well as agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense.  For the first and second quarters of 2016, core general and administrative expenses also exclude non-recurring expenses related to the 2016 proxy contest that are in excess of those normally incurred for an annual meeting of shareholders.

Non-GAAP Core Operating Income for Fiscal Year 2016

The following table presents the Company’s computation of core operating income for fiscal year 2016 (unaudited, amounts in thousands, except per share amounts):

	Fiscal Year 2016
	Total Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
GAAP net interest income	$76,114	$16,141	$18,264	$19,648	$22,061
TBA dollar roll income	19,261	6,426	5,321	3,719	3,795
Interest rate swap net interest expense	(17,825)	(4,326)	(5,126)	(4,376)	(3,997)
Economic net interest income	77,550	18,241	18,459	18,991	21,859
Core and general administrative expenses	(13,802)	(3,326)	(3,612)	(3,444)	(3,420)
Non-GAAP core operating income	$63,748	$14,915	$14,847	$15,547	$18,439

Non-GAAP core operating income per diluted share	$2.75	$0.64	$0.64	$0.67	$0.80
Weighted average diluted shares outstanding	23,202	23,343	23,349	23,070	23,040

The following table provides a reconciliation of GAAP pre-tax net (loss) income to non-GAAP core operating income for fiscal year 2016 (unaudited, amounts in thousands):

	Fiscal Year 2016
	Total Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
GAAP (loss) income before income taxes	$(13,960)	$(19,181)	$34,356	$3,029	$(32,164)
Less:
Total investment loss (gain), net	69,318	31,203	(20,722)	8,947	49,890
Stock-based compensation expense	2,975	793	1,018	647	517
Non-recurring proxy contest related expenses	3,979	-	-	3,581	398
Add back:
TBA dollar roll income	19,261	6,426	5,321	3,719	3,795
Interest rate swap net interest expense	(17,825)	(4,326)	(5,126)	(4,376)	(3,997)
Non-GAAP core operating income	$63,748	$14,915	$14,847	$15,547	$18,439

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income and comprehensive income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.

Non-GAAP Core Operating Income for Fiscal Year 2015

Beginning in the first quarter of 2016, the Company retrospectively applied its revised definition of core operating income to the quarterly and annual periods of fiscal year 2015.  The Company notes, however, that the non-GAAP core operating income measures computed for prior year periods are not directly comparable to the results computed for fiscal year ended December 31, 2016 as the Company solely utilized hedging instruments other than interest rate swap agreements prior to November 2015.  The economic costs or benefits of hedging instruments other than interest rate swap agreements do not affect the computation of non-GAAP core operating income.  The results of the Company’s retrospective application of its revised definition of core operating income to fiscal year 2015 are presented in the following table (unaudited, amounts in thousands, except per share amounts):

	Fiscal Year 2015
	Total Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
GAAP net interest income	$102,374	$25,807	$26,074	$23,711	$26,782
TBA dollar roll income	6,743	2,353	1,896	2,235	259
Interest rate swap net interest expense	(1,282)	(1,282)	—	—	—
Economic net interest income	107,835	26,878	27,970	25,946	27,041
Core general and administrative expenses	(13,642)	(3,121)	(3,639)	(3,575)	(3,307)
Non-GAAP core operating income	$94,193	$23,757	$24,331	$22,371	$23,734

Non-GAAP core operating income per diluted share	$4.08	$1.03	$1.05	$0.97	$1.03
Weighted average diluted shares outstanding	23,088	23,066	23,065	23,098	23,096

The following table provides a reconciliation of GAAP pre-tax net income to non-GAAP core operating income for fiscal year 2015 (unaudited, amounts in thousands):

	Fiscal Year 2015
	Total Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
GAAP income (loss) before income taxes	$(30,842)	$23,486	$(37,133)	$12,248	$(29,443)
Less:
Total investment (gain) loss, net	118,429	(1,653)	59,757	7,518	52,807
Stock-based compensation expense	1,145	853	(189)	370	111
Add back:
TBA dollar roll income	6,743	2,353	1,896	2,235	259
Interest rate swap net interest expense	(1,282)	(1,282)	—	—	—
Non-GAAP core operating income	$94,193	$23,757	$24,331	$22,371	$23,734